Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement on Form S-3 of Sigma Designs, Inc. of our report dated November 23, 2009 with respect to the consolidated financial statements of CopperGate Communications Ltd. as of December 31, 2008 and 2007, included in Sigma Designs, Inc.’s Amended Current Report on Form 8-K/A to be filed on November 24, 2009.

\s\Kost, Forer, Gabbay & Kasierer a Member of Ernst & Young Global

Tel Aviv, Israel
November 23, 2009